Exhibit 10.5

GRI BIO, INC.
CONSULTING AGREEMENT
    This Consulting Agreement (this “Agreement”) is made and entered into as of January 9, 2023 (the “Effective Date”) by and between GRI Bio, Inc. (the “Company”), and Albert Agro, M. D. (“Consultant”).
WHEREAS, a transaction is contemplated whereby GRI Bio, Inc. and Vallon Merger Sub, Inc. shall merge (the “Merger”), and pursuant to the Merger, GRI Bio, Inc. will become a wholly owned subsidiary of Vallon Pharmaceuticals, Inc. (“Vallon”); and
WHEREAS, in connection with the Merger, Vallon will change its name to GRI Bio, Inc.; and
WHEREAS, the Company and Consultant anticipate that the Merger will close in or about the first quarter of 2023 (the “Closing”) and this Agreement shall become effective upon the Closing as provided herein; and
    WHEREAS, the Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the Parties agree as follows.
1.Scope of Services.
(a)Consultant agrees that he will serve as a Chief Medical Consultant to the Company and he will perform such consulting services for the Company as the Company may request from time to time (“Consulting Services”). Consultant shall maintain sole control and discretion as to when and where the Consulting Services are performed, subject to the terms of Section 1(b) below.
(b)Consultant and Company agree that Consultant will generally provide at least 100 hours of Consulting Services on average each month, subject to reasonable and mutual adjustment.
(c)Consultant shall communicate with the Company’s Chief Executive Officer regarding the status of the Consulting Services at dates and times that are mutually agreeable and as reasonably necessary to perform the Consulting Services. The Consultant will have the sole discretion as to where to perform the Consulting Services, provided, however, that (i) at the request of the Company, the Consultant will disclose to the Company where Consultant will perform such services; and (ii) Consultant shall generally perform such services from a location other than from the Company’s offices but shall travel to the Company’s offices to perform Consulting Services as may be reasonably requested by the Company. The Company will have no obligation to provide Consultant with an office or any other space from which to conduct the Consulting Services, other than such times during which Consultant is requested to travel to the Company’s offices.
2.Consulting Fees. In consideration of the Consulting Services performed by Consultant, the Company agrees to pay or provide Consultant the following fees and compensation:

(a)A fee of $25,000 per month (the “Consulting Fees”). Consultant will submit an invoice to the Company on a monthly basis and such invoices shall specify the work the Consultant performed. The Company will provide payment of the Consulting Fees on a monthly basis within thirty (30) business days following receipt of an invoice. The Company and Consultant agree that the first invoice will be submitted at closing to cover time up to closing where CMO-consulting duties were performed by the Consultant. This will not exceed the equivalent of one (1) month’s consulting fees.
(b)A reimbursement in the amount of $3700.00 per month to reimburse Consultant for the costs of healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), which reimbursement shall expire on the first to occur of (x) Consultant becoming a full-time employee of the Company, eligible for benefits; and (y) September 1, 2023.
(c)The Company will reimburse Consultant, in accordance with Company policy, for all reasonable and necessary expenses incurred by Consultant in performing the Consulting Services under this Agreement.
3.Term and Termination. The Term (the “Term”) of this Agreement will commence on the Closing and continue in effect until the earlier of (x) the date Consultant becomes a full-time employee of the Company; and (y) September 1, 2023, unless terminated earlier by the Company or the Consultant. This Agreement may be terminated at any time by either party upon thirty (30) days prior written notice.
4.Independent Contractor Status.
(a)It is understood and agreed that Consultant will act solely as an independent contractor hereunder and will provide the Consulting Services as an independent contractor, and nothing in this Agreement will be construed to render Consultant an employee of the Company. The Company shall have no right to control or direct the details, manner or means by which Consultant accomplishes the results of the Consulting Services.
(b)The Company will record payments of the Consulting Fees to Consultant on, and provide to Consultant, an Internal Revenue Service Form 1099, and the Company will not withhold any federal, state or local employment taxes on Consultant’s behalf. Consultant agrees to pay all such taxes associated with the Consulting Fees in a timely manner and as prescribed by law. Consultant further acknowledges and agrees that he is solely responsible for reporting the Consulting Fees to any applicable taxing authority as he deems appropriate, and Consultant does not rely upon any representations of the Company or its employees, agents, or attorneys regarding the taxability of the Consulting Fees.
(c)Consultant will not be considered an employee for purposes of any Company employment policy, practice, program or plan (including without limitation, any employee benefit plan(s) offered by the Company to its employee), and Consultant will not be entitled to any benefits under any such policy, practice, program, or plan.
(d)Consultant shall carry all appropriate insurance of the types and in the amounts required by law and otherwise standard for the industry and consistent with the Consultant’s services under this Engagement to cover all claims and liabilities arising out of any act or omission by Consultant, whether or not on the Company’s premises, during the Term.
5.Covenants.

(a)Definition of Confidential Information. “Confidential Information” means inventions, trade secrets, confidential information, knowledge or data of the Company, or any of its clients, customers, consultants, shareholders, licensees, licensors, vendors or affiliates, that the Consultant may produce, obtain or otherwise acquire or have access to during the course of the Engagement with the Company (whether before or after the date of this Agreement), including but not limited to: business plans, records, and affairs; customer files and lists; special customer matters; sales practices; methods and techniques; merchandising concepts, strategies and plans; sources of supply and vendors; special business relationships with vendors, agents, and brokers; promotional materials and information; financial matters; mergers; acquisitions; equipment, technologies and processes; personnel matters; inventions; developments; product specifications; procedures; pricing information; intellectual property; know-how; technical data; software programs; algorithms; costs; processes; designs; formulas; ideas; plans; devices; materials; and other similar matters which are confidential. All Confidential Information and all tangible materials containing Confidential Information are and shall remain the sole property of the Company. Notwithstanding the foregoing, Consultant will have no obligation under this Agreement to maintain in confidence any information (i) that is in the public domain at the time of disclosure, (ii) that used to be Confidential Information, but subsequently enters the public domain other than by breach of the Consultant’s obligations hereunder or by breach of another person’s or entity’s confidentiality obligations, or (iii) that is shown by documentary evidence to have been known by the Consultant prior to disclosure to Consultant by the Company.
(b)Nonuse and Nondisclosure. During and after the Term of this Agreement and the Engagement, Consultant will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Consultant will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Consulting Services on behalf of the Company, or (ii) disclose the Confidential Information to any third party without the prior written consent of an authorized representative of Company, except that Consultant may disclose Confidential Information to the extent compelled by applicable law; provided however, before such disclosure, Consultant shall provide prior written notice to Company and seek a protective order or such similar confidential protection as may be available under applicable law. Consultant agrees that no ownership of Confidential Information is conveyed to the Consultant. Without limiting the foregoing, Consultant shall not use or disclose any Company property, intellectual property rights, trade secrets or other proprietary know-how of the Company to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs as those developed under this Agreement for any third party. Consultant agrees that Consultant’s obligations under this Section 5(b) shall continue after the termination of this Agreement and the Engagement.
(c)Other Client Confidential Information. During and after the Term of this Agreement and the Engagement, Consultant will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer of Consultant or other person or entity with which Consultant has an obligation to keep in confidence. Consultant also agrees that Consultant will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.
(d)Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that during and after the Term of this Agreement and the Engagement, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Consultant Services for the Company consistent with the Company’s agreement with such third party. Similarly, Consultant covenants not to use any confidential information belonging to a third party in the course of performing his services for the Company.
6.Return of Property. If at the conclusion of the Term, Consultant does not become a Company employee, Consultant will return to the Company all Company property in Consultant’s possession or under Consultant’s control, including, but not limited to, software, files, computers, mobile phone, office keycard and all other related property belonging to the Company.
7.Indemnification. Consultant agrees to indemnify and hold harmless the Company and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (a) any negligent, reckless or intentionally wrongful act of Consultant; (b) a determination by a court or agency that the Consultant is not an independent contractor; (c) any breach by Consultant of any of the covenants contained in this Agreement; (d) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations; or (e) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of inventions or other deliverables of Consultant under this Agreement.
8.Arbitration.
(a)The parties agree to submit to mandatory binding arbitration any and all claims arising out of or related to this Agreement, including, but not limited to, claims regarding the Consulting Services, and or claims based upon any federal, state or local ordinance, statute, regulation or provisions except that each party may, at its option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information (collectively, “Arbitrable Claims”). THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.
(b)This Agreement does not restrict either party’s right to file administrative claims with any government agency where, as a matter of law, the parties may not restrict such party’s ability to file such claims. However, the parties agree that, to the extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.
(c)The arbitration shall be conducted in New York, New York through the American Arbitration Association (“AAA”) before a single neutral arbitrator, in accordance with the AAA commercial arbitration rules then in effect. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. If, for any reason, any term of this Arbitration provision is held to be invalid or unenforceable, all other valid terms and conditions herein shall be severable in nature, and remain fully enforceable.
9.Entire Agreement/Termination of Employment Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement.

10.Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.
11.Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, applied without giving effect to any conflicts-of-law principles.
12.Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

This Consulting Agreement is executed as of January 9, 2023 by the parties below.

CONSULTANT

                                /s/ Albert Agro______________
Albert Agro, Ph.D.
Date: 01/10/2023
GRI Bio, Inc.

/s/ W. Marc Hertz
By: W. Marc Hertz
Its: CEO
Date: 01/10/2023